EX-23.3

CONSENT OF JOE C. NEAL & ASSOCIATES

Cross Border Resources, Inc.
22610 US Highway 281 N., Suite 218
San Antonio, TX 78258

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Form S-1 of Cross Border Resources Inc. (the “Report”). We hereby further consent to the inclusion in the Report of estimates of oil and gas reserves contained in our report “Estimated Reserves and Future Net Revenue as of August 1, 2010, Attributable to Interests Owned by Pure Energy Group, Inc. In Certain Properties Located in New Mexico (SEC Case)” and to the inclusion of our report dated December 21, 2010 as an exhibit to the Report, as well as the incorporation by reference of the estimates of oil and gas reserves contained in our report “Estimated Reserves and Future Net Revenue as of August 1, 2010, Attributable to Interests Owned by Doral Energy, Corp. In Certain Properties Located in New Mexico (SEC Case)” and to our report dated August 24, 2010, as filed in Exhibit 23.2 to the Annual Report on Form 10-K of Doral Energy Corp. for the year ended July 31, 2010. We further consent to the incorporation by reference thereof into Doral Energy Corp.’s Registration Statements on Form S-8 (Registration Nos. 333-168724 and No. 333-159480).

/s/ Joe C. Neal & Associates
JOE C. NEAL & ASSOCIATES

Midland, Texas
July 22, 2011